AGREEMENT - PAGE 1 OF 12 (Plus EXHIBITS 1, 2,3,4,5, 6 AND 7 attached)

This Agreement, hereinafter referred to as "The Agreement" is made this _____ day of _______________ 2012 between Forgiven Bottling Group Inc. (d/b/a FBG) –A legal entity formed in the State of Nevada, the main corporate address for which is: 7024 Bluebird Wing St North Las Vegas, NV 89084 PHONE: 702-591-1534 FAX: Website: 702-256-0254 – current website: www.takeforgiven.com **(hereinafter referred to as "FORGIVEN")** and MEDIA FUNDING SOLUTIONS, LLC – a legal entity formed in the State of Nevada –located at 3960 Howard Hughes Pkwy, Suite 500, Las Vegas, NV 89169 – PH 702-387-2338 FAX 702-216-2941 – and additional mailing address of 11700 W. Charleston Blvd. STE 170-136 Las Vegas, NV 89135 – Website www.mediafundingsolutions.com, **(hereinafter referred to as "MFS")** and CLIENT and MFS collectively are **(hereinafter referred to as "The Parties")**.

The parties hereby acknowledge that this is a binding legal agreement, and its terms shall not be modified unless mutually agreed by both parties in writing.

Whereas the parties signed a $2 million dollar ad funding agreement in November 2011 (SEE attached **EXHIBIT 1** - 10 pages).

Whereas the parties signed a stock agreement in March 2012 (SEE attached **EXHIBIT 2** – 2 pages)

Whereas the parties signed addendum 1 in May 2012 (SEE attached **EXHIBIT 3** – 2 pages)

Whereas this new agreement supersedes and replaces the 2 previous agreements and addendum (EXHIBITS 1,2 and 3)

Whereas FORGIVEN previously owes MFS $204,000 cash per invoice# 10076 with an original due date 5-31-12 (see EXHIBIT 4 attached) – MFS agrees to reset the due date for the payment of this invoice to due on or before September 1, 2012 and MFS further agrees that it will accept a discounted amount of $174,000 [as opposed to the original invoice total due of $204,000] as follows--$90,000 for the placement fee and $84,000 for the back end [14% of $600,000] (instead of the normal back end owed which would have been$114,000 [19% of $600,000]. If the total of $174,000 is not paid in full to MFS on or before the due date of September 1, 2012 by FORGIVEN then the discount is waived and the original total amount of $204,000 is the amount owed MINUS whatever was previously paid towards it by FORGIVEN on or before September 1, 2012 and the new total increased amount due is due on or before September 15, 2012. If the bill is partially paid instead of paid in full then it is agreed by the parties that the funds received go towards payment of the back end amount first before any funds are applied to the ad placement fee of $90,000.

Whereas FORGIVEN previously owes MFS $13,043.50 cash per invoice# 10064 with an original due date 3-30-12 (see EXHIBIT 5 attached) – MFS agrees to reset the due date for the payment of this invoice to due on or before September 1, 2012 and MFS further agrees that it will accept a discounted amount of $9,611.00 [as opposed to the original invoice total due of $13,043.50] If the total of $9,611.00 is not paid in full to MFS on or before the due date of September 1, 2012 by FORGIVEN then the discount is waived and the original total amount of $13,043.50 is the amount owed MINUS whatever was previously paid towards it by FORGIVEN on or before September 1, 2012 and the new total increased amount due is due on or before September 15, 2012.

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FORGIVEN is required to report any raise of cash via equity, debt or other types and forms of financing to MFS and MFS will receive SEVENTY PERCENT (70%) of all cash raised (or cash loans/lines of credit secured) as FORGIVEN raises (or secures) and an additional 20% (TWENTY PERCENT) of FORGIVEN's gross revenues from all sources (in addition to the 8% of gross revenues that MFS is supposed to receive) until MFS has received payment in full for both EXHIBIT 4 AND EXHIBIT 5 attached . FORGIVEN agrees to provide a monthly report to MFS's legal counsel, Michael Labertew of Labertew & Associates, LLC, at his email of michael@labertewlaw.com, on the 5th day of every month, which report shall include, among other items, a breakdown and description of all fund raising (and/or loan securing) activities for the prior calendar month, signed by an executive officer of FORGIVEN that has the authority to do so, and said report shall attest that the signing officer represents the information and data reported to be true and accurate. BIOCHAR further agrees, by the 5th day of each month, to pay to MFS per the above and to continue to provide such monthly reports and make such payment until MFS has received payment in full for EXHIBIT 4 and EXHIBIT 5 in full.

1. Relationship of Parties: MFS is a company that provides various advertising services including but not limited to ad financing, ad planning and ad placement from available MFS ad inventories. CLIENT is a company that among other things manufactures a line of Alcohol Metabolizer products, including but not limited to: Forgiven.

2. EXCLUSIVE AD PLACEMENT AGENCY OF RECORD, EFFECTIVE DATE OF AGREEMENT, NON-CANCELABLE AGREEMENT: The effective date of this agreement between the parties shall be the date this agreement is signed. As of such date, FORGIVEN agrees to make MFS its exclusive Ad Placement Agency of Record for a minimum period of Sixty (60) Months from the date of the signing of this contract. FORGIVEN agrees and understands that this is a binding Agreement, and is non-cancelable by FORGIVEN. FORGIVEN further agrees that MFS shall maintain the sole placement agency relationship with FORGIVEN for the life of this contract - however- if funds are still due to MFS the exclusivity shall continue to be in force and effect until such time as all funds due to MFS from FORGIVEN have been paid in full.

FORGIVEN further agrees to sign a separate exclusive ad placement agency of record agreement (SEE ATTACHED EXHIBIT 6) that MFS may use to show to any media source(s) in question that request it to prove to media source(s) that MFS represents FORGIVEN on an exclusive basis for all ad placements.
EXCLUSIONS TO EXCLUSIVE AD PLACEMENT AGENCY OF RECORD: Specifically not covered by this exclusive Ad Placement Agency of Record are Search Engine Optimization (SEO), PR releases

(a) FORGIVEN further agrees that the exclusive Ad Placement Agency of Record is for all ad buys FORGIVEN makes regardless of whether FORGIVEN is using all or part of their SIX MILLION in MFS Ad Funding to make those purchases of available MFS placement opportunities [See EXHIBIT 1: MFS Ad Funding Media Placement Opportunities (Updated 5-25-12)) or whether FORGIVEN is making regular 100% cash purchases of advertising outside of MFS available placement opportunities. If FORGIVEN wishes to purchase advertising that is either not listed and/or not available on EXHIBIT 1: MFS Ad Funding Media Placement Opportunities (Updated 5-25-12), then FORGIVEN is obligated to make all such desired Ad purchases for 100% cash and FORGIVEN is obligated to make all of those ad purchases through MFS under a traditional agency ad placement scenario where FORGIVEN pays 100% cash for those ad placements and MFS shall be paid a 15% agency commission in cash per a traditional agency relationship (hereafter referred to as "Traditional Agency Style Cash Ad Placements")

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3. Obligations of the Parties.

(A) MFS agrees that it will meet the following obligations:

(1) MFS Hereby assigns and transfers to FORGIVEN as of the date of the signing of this agreement -the sum of SIX MILLION Dollars ($6,000,000.00) in pre-paid media placement opportunities and services ("MFS ad funding"), the values of which are set forth on the attached Current MFS Media Placement Opportunities exhibit, entitled "MFS Ad Avails Updated 5-25-12, and attached as EXHIBIT 7, or as set forth in any additional or updated media placement opportunities offered by MFS or on any insertion orders provided by MFS. This MFS ad funding credit may be used as outlined on MFS media placement opportunities (see Section 3. (A)(1)(a) below) for placement exclusively through MFS subject to the fees, terms and conditions outlined in this agreement. All ad placements utilizing the SIX MILLION Dollars ($6,000,000.00) in ad funding must be placed through MFS and may be used only on available MFS ad placement opportunities (see section 3. (A)(1)(a) below). The SIX MILLION in MFS ad funding expires in Sixty months from the date of the signing of this agreement if not used in full – if there is any of the original SIX MILLION ad funding amount left over at the end of Sixty (60) months from the date of the signing of this agreement and FORGIVEN wishes to extend said left over funding for an additional twelve (12) months (months 61-72) - MFS' at its sole option may allow FORGIVEN to pay a rollover fee equal to two and one half percent (2.50%) in cash to rollover said leftover unused ad funding amount for an additional 12 month period (months 61-72) and any unused funding amount left over shall expire after Month 72 and that process -at MFS option can continue every 12 months if any of the original SIX MILLION ad funding amount left over and FORGIVEN wishes to have MFS continue to rollover any leftover ad funding amounts at the end of each 12 month period as outlined.

(a) Available MFS Media Placement Opportunities: See attached Current MFS Media Placement Opportunities entitled MFS Ad Avails Updated 5-25-12 attached as EXHIBIT 7. FORGIVEN understands that in some cases certain media –as noted in the attachment – is only available as a combination or package buy with other media – FORGIVEN further understands that all media is subject to advertiser and ad content clearance by media property(ies) in question, space availability and that the list of available media placement opportunities from MFS is subject to change and is updated periodically throughout the year and is subject to change (meaning certain media be added/deleted/revised on the list and FORGIVEN will be sent updated lists from MFS from time to time.)

On all advertising insertion orders that utilize all or part of the $6,000,000 in MFS Ad Funding, the gross rates shown on the insertion order reflect published rate cards, or developed market rates and reflect the gross ad rate(s) charged by MFS to FORGIVEN for any media being purchased by FORGIVEN utilizing MFS Ad Funding. The gross ad rates shown on each insertion order provided by MFS are based on gross rate structure calculations as of the insertion order date. This insertion order rate is agreed to be the rate charged by MFS to FORGIVEN on the specific insertion order and may or may not be the same as historical or future cost structures of the specific media property. The insertion order rate and the placement fees charged by MFS reflect the cost of the media and the services provided by MFS including but not limited to consulting, research, planning and agency placement cost. There are no additional placement charges associated with each insertion order. On all ad insertion orders that utilize all or part of the $6,000,000 in MFS ad funding, the MFS insertion order is FORGIVEN's confirmation of placement, and MFS guarantees the placement of FORGIVEN's ads utilizing ad funding as outlined on the MFS insertion order. On all ad insertion orders that utilize all or part of the $6,000,000 in MFS ad funding, FORGIVEN will not receive a copy of the insertion order between MFS and the media property(s) in question as those terms are confidential between MFS and media property(s) in question

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(a) Available MFS Media Placement Opportunities:

On all advertising insertion orders that DO NOT utilize all or part of the $6,000,000 in MFS Ad Funding and fall under those categorized as **Traditional Agency Style Cash Ad Placements (REFERENCE SECTION 2.(a) on page 1),** and paid for by FORGIVEN with 100% cash, **FORGIVEN will receive a copy of the insertion order between MFS and the media property(s) in question.**

(b) Media Funding Documentation: Upon the complete execution of this Agreement by both parties, MFS will provide FORGIVEN with a letter on MFS letterhead that acknowledges approval of FORGIVEN'S $6,000,000 Ad Funding approval, and the funding MFS shall provide along with that letter the initial proposed media plan(s) that FORGIVEN approves (and any necessary subsequent changes/modifications to the media plan(s) agreed to by the parties. FORGIVEN is free to provide said MFS ad funding approval documentation and proposed media plan(s) to all prospective retail stores, wholesalers, brokers, distributors and/or Mfr Reps that FORGIVEN is trying to get to carry its product line(s).

(B) FORGIVEN agrees that it will meet the following obligations and pay the following fees and payments to MFS:

(1) Funding Fee. FORGIVEN agrees to pay to MFS a funding fee in the amount of Three Hundred Thousand dollars ($300,000) as follows: FORGIVEN and MFS agree as follows: FORGIVEN agrees in lieu of $300,000 cash to give MFS $300,000 in Shares in FORGIVEN - which the amount of shares given to MFS shall be calculated at the price of 20 cents per share – which comes out to one million five hundred thousand shares – HOWEVER – should shares be offered by FORGIVEN to ANYONE at a price that is below 20 cents per share then MFS shall be given additional shares to effect all $300,000 worth being given at the lower amt per shares. Said shares shall have at a minimum the same rights and benefits as all other shareholders. FORGIVEN has already started the process of doing an IPO and/or other means to become a public company – listed and trading. FORGIVEN shall list all MFS shares on the S1 and all MFS' shares shall be unrestricted, free trading stock with no leak out restrictions.

FORGIVEN is currently a private company and is not a C Corp as of the signing of this agreement –FORGIVEN has proclaimed to MFS that FORGIVEN is in the middle of changing its legal structure to a C Corp as part of the process of FORGIVEN going public. Should FORGIVEN not become a C Corp and FORGIVEN stays private and FORGIVEN does not change into a C Corp but instead stays as an LLC or S Corp or partnership then MFS shall have the option - at MFS' sole option - to elect to receive its $300,000 equity as an option for that equity which has a 10 year expiration date for exercising and MFS shall just pay $10 (ten dollars) to exercise said option at any time before expiration.

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(3) Percentage of Gross Revenues. FORGIVEN agrees to pay MFS Eight Percent (8.00%) of FORGIVENS worldwide Gross Revenues from all sources and types of revenue each month as follows:
(a) Each month starting with the month this agreement is signed, FORGIVEN shall pay to MFS
Eight Percent (8.00%) of FORGIVEN's gross revenues from all sources and/or types of revenue.

On or before the 5th of each month FORGIVEN shall provide MFS with a Certified True and Accurate Monthly Financial Statement showing FORGIVEN'S Gross Revenues for the previous month. EXAMPLE: On or before 8/5/12 FORGIVEN will provide MFS with a monthly statement showing FORGIVEN'S Gross Revenues for the period from 7/1/12 to 7/31/12. Said Monthly Financial Statement shall be signed by an executive officer of FORGIVEN that has the authority to do so, and said report shall attest that the signing officer represents the information and data reported to be true and accurate.

All funds due to MFS under this section are to be paid to as follows: FORGIVEN will pay MFS on or before the 10th of every month for Gross Revenues FORGIVEN had the previous month. EXAMPLE: FORGIVEN agrees to pay MFS on or before August 10, 2012 for FORGIVENS Gross Revenues for the period from 7/1/12 to 7/31/12.

Overall Revenue Cap, Monthly Revenue Cap, and how any excess over the cap is treated
Revenue Payments are capped overall at the gross ad funding amount $6 million dollars. Revenue Payments are made for a total of 72 (seventy two) months from the date of the start of the contract. The 1st month that revenues will be paid for the period June 1, 2012 through June 30, 2012. Gross revenue payments are capped on a monthly basis at $40,000 (forty thousand dollars) $40,000 x 72Months equals $2,880,000 (Two Million Eight Hundred Eighty Thousand Dollars). Any excess revenue payments due to MFS in any given month that exceed $40,000 due and payable to MFS are first deducted by FORGIVEN to recoup any ad placement fees paid in the previous month . Any additional excess revenues for that month are paid to MFS and deposited into an account for use by FORGIVEN for payment of 15% ad placement fee or for cash based media buys in the future. So for example in a given example current month if FORGIVEN had $15,000 in ad placement fees paid from the prior month and in the current month FORGIVEN had one million ($1,000,000) in gross revenues worldwide from all sources and types of revenue and owed MFS 8% which comes out to $80,000 (eighty thousand dollars) then FORGIVEN deducts and keeps $15,000 in ad placement fees paid from the prior month and remits $65,000 to MFS of which $40,000 MFS keeps and the other $25,000 MFS deposits into an account for use by FORGIVEN for payment of 15% ad placement fee or for cash based media buys in future months.

(4) FORGIVEN --regardless of the amount of advertising FORGIVEN chooses to run over the life of this contract FORGIVEN is fully obligated to pay MFS the following: The funding fee, the equity and the percentage of gross revenues as set forth in this agreement.
(a) FORGIVEN is not required to run all $6 million in advertising via MFS ad funding – however – FORGIVEN is required to run the following: $200,000 one time ad buy that has a discounted funding fee of $5,000 Plus FORGIVEN is required to run $600,000 of advertising that was guaranteed by FORGIVEN to be bought and run in Quarter2 of the original contract (EXHIBIT 1) and as noted in this contract FORGIVEN is paying MFS 15% ad placement fee for that ($90,000) as well as $84,000 for the back end ($84,000 is the discounted amount $114,000 was the original back end amount owed)

(5) FORGIVEN is responsible for supplying finished ad creative to MFS and FORGIVEN is responsible for providing to MFS all finished creative ads (i.e. radio ads, television ads, web banner ads, print ads - etc.) to broadcaster or publisher's specs at MFS' direction.
(6) FORGIVEN shall review and approve all media placements by signing each individual Ad Insertion order.

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(7) On all advertising insertion orders that utilize all or part of the $6,000,000 in MFS Ad Funding FORGIVEN agrees to pay MFS a 15% cash ad placement fee for each ad insertion order, due and payable in full at the time each insertion order is signed by FORGIVEN. It is understood between the parties that the applicable advertising on the insertion order will not run if FORGIVEN does not pay the ad placement fee.

(8) On all advertising orders that are Traditional Agency Style Cash Ad Placements (See SECTION 2.(a) on page 1) and paid for by FORGIVEN with 100% cash, MFS will only receive the standard 15% ad agency commission in cash such as done in traditional ad agency relationship, meaning that FORGIVEN will the media company in question directly the GROSS ad amount, and MFS will receive a 15% commission back from the media company in question, and FORGIVEN shall not be responsible for payment from FORGIVEN to MFS of a fee or commission from FORGIVEN. In the alternative, if FORGIVEN, MFS, and the media company agree, FORGIVEN may pay the media company in question directly the NET ad amount (Gross minus 15%) and MFS shall receive a 15% placement agency commission in cash from FORGIVEN and MFS shall receive no commission in cash from the media company in question.

(a) MFS compensation due for Other Services – MFS also has contacts/sources for providing additional services to FORGIVEN including but not Cash Financing of all types and other services. Should MFS put FORGIVEN in contact with its said contacts/sources and FORGIVEN strikes a deal of any kind or type for said services provided by MFS' contacts/sources then MFS shall be compensated as follows: In the case of Cash Financing of all types MFS shall receive a percentage of the cash, loan, line of credit or other financing as follows: MFS shall be paid in accordance with the Lehman scale – 5% on compensation from amounts up to a million dollars plus 4% on any amounts over one million up to two million plus 3% on any amounts over two million up to three million plus 2% of any amounts over three million up to four million plus 1% of any amounts over four million.

(9) Buy Out Options FORGIVEN has for buying back Equity Option before MFS exercises said option All Stock and/or stopping All Future Gross Revenue Payments:

Future Revenue Payments Buyout Option: FORGIVEN has a buyout option to stop all future gross revenue payments as follows: FORGIVEN has a buyout option to stop all future gross revenue payments for a lump sum payment of $1,500,000 (one million five hundred thousand dollars) – net - if payment is made in the 1st 12 months – If this option is chosen by FORGIVEN - FORGIVEN may not deduct any *previously* paid non-recovered ad placement fees from the $1.5 million lump sum payment as that is a net figure). Gross revenue payments are based on all sources and types of revenue worldwide.

Equity Buyback Option: As long as FORGIVEN has remained a private company – FORGIVEN has the option to buy back 50% of the equity from MFS at any time in the 1st 12 months for $300,000 (three hundred thousand dollars) cash.

(10) FORGIVEN obligation not to segregate its revenues to avoid or reduce revenue payments to MFS: FORGIVEN agrees that if it directly or indirectly, through any of its management, agents or affiliates, sells or offers to sell similar products whether as a "dba" or a separate business entity, that such business or entity shall be jointly and severally liable for any and all covenants, terms, conditions, and obligations of FORGIVEN under any and all agreements, addendums and obligations between MFS and FORGIVEN, and such obligations shall be the obligation of any other successor, assignee, agent, affiliate or newly formed entity so formed. FORGIVEN further agrees that MFS will be paid its revenue % by FORGIVEN on all of FORGIVEN's domestic and international gross revenues including regardless of method of how revenue is acquired and/or type(s) of revenue, whether wholesale, retail, licensing or other.

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(11) UCC1 – By the execution of this Agreement, FORGIVEN hereby grants to MFS and MFS is entitled to a security interest, perfected by a UCC-1 filed in the State of Nevada and in addition to Nevada any other state in the USA. , in and to the following property: inventory and property of all types, all accounts of any type including but not limited to: chattel paper, payment intangibles, and proceeds therefrom. In addition FORGIVEN or any such individual, dba, business or entity hereby grants MFS the authority to file a Notice of Lien or similar document with, or otherwise provide notice to, any agency, creditor or third party.

(12) D&B Reporting – MFS may report CLIENT's payment status and all account history to D&B (Dun & Bradstreet)

(13) Access to Records - FORGIVEN acknowledges that MFS has invested in FORGIVEN's business through the granting of media credits pursuant to the Agreement between the parties. As such, and because payments by FORGIVEN to MFS are tied to further investments in FORGIVEN and FORGIVEN's revenues, FORGIVEN hereby grants to MFS an irrevocable right, which shall be valid and enforceable as long as the Agreement is in force between the parties or there are otherwise amounts outstanding and owing to MFS, to inspect the books and records and bank accounts of CLIENT upon 24-hour demand, which books and records and bank accounts shall be made available electronically as well as physically to MFS.

4. Gross Revenues Documentation: FORGIVEN shall keep true, complete and accurate books and records showing the gross receipts from all sources of revenue. On or before the 5th of each month FORGIVEN shall provide MFS with a Monthly Statement showing FORGIVEN'S Gross Revenues for the previous month. EXAMPLE: On or before 8/5/12 FORGIVEN will provide MFS with a monthly statement showing FORGIVEN'S Gross Revenues for the period from 7/1/12 to 7/31/12. Within 30 days after the end of each calendar year, FORGIVEN shall provide copies of FORGIVEN's financial statements for the prior year, accompanied by an original letter from the company (signed by both the CFO and CEO and/or President) and/or its accountant, attesting that the financials accurately reflect the gross revenues from all sources for the company for the prior year. On or before March 15th of each year (or on or before September 15th of each year if an extension was filed) FORGIVEN's shall supply MFS with copy of FORGIVEN'S tax return filed for the prior year showing FORGIVEN's Gross Revenues that were reported to the IRS.

5. Ad Response Rates: MFS makes no guarantees to FORGIVEN as to ad response rates (including but not limited to phone calls, web site hits or click throughs) or conversion rates. MFS does not guarantee the response rate of any advertising placed.

6. Reporting: MFS shall make written reporting (Affidavits for TV ads and so on) available at least as often as weekly unless otherwise specified in the Insertion Order(s) that FORGIVEN approves and signs.

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7. Indemnification: FORGIVEN shall indemnify MFS against any loss it may incur as a result of any claims, proceedings or suits which are based on advertising or publicity by MFS on behalf of FORGIVEN, and which advertising or publicity was approved by FORGIVEN prior to publication or broadcast, unless MFS is guilty of due to negligence, malfeasance is responsible for any intentional or unintentional alteration of FORGIVEN approved artwork or product. Indemnification under this provision of this Agreement shall survive termination of this Agreement.

FORGIVEN shall indemnify MFS against any loss it may incur as a result of a claim, proceeding or suit which is based on any advertising element such as artwork or photographs, furnished by FORGIVEN, and which allegedly violates the personal or property rights of any person(s) if FORGIVEN so approved in writing the use of such element prior to its publication or broadcast. FORGIVEN indemnification obligations under this provision of this Agreement shall survive termination of this Agreement. MFS shall not be held liable for any delay, omission or error in any advertisement or broadcast in the absence of willful fault or neglect on the part of MFS. Nothing contained in this Agreement shall be deemed to require MFS to undertake any campaign or prepare any advertising or publicity which in MFS's judgment is misleading, libelous, unlawful, indecent or otherwise prejudicial to MFS or its FORGIVEN's interest. Each party ("Indemnifying Party") hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers and directors (collectively for the purposes of this Paragraph, "an Indemnified Party") from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorney's fees (but excluding lost profits or consequential damages) arising out of any breach or alleged breach, or claim by a third party with respect to any warranty or representation made by the Indemnifying Party herein. For any Indemnity in this Section, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, the defense thereof. The Indemnified Party may, at its option and expense, engage its own counsel and the indemnifying party must pay the indemnified party's reasonable attorney's fees. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party. If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party's reasonable prior approval has been secured.

8. Late Fees: Any amounts due to MFS that become past due shall be charged a late fee of 1.50% per month on the total outstanding balance owed (including late fees) until paid in full.

9. Binding Effect: This Agreement shall be binding on the Parties, their successors in interest, and present and future subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party.

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10. Default and Collections: An event of default will occur if any of the following events occurs:

(a) Failure of FORGIVEN to pay any payment to MFS within ninety (90) days after the same becomes due;

(b) Failure of FORGIVEN to adhere to the exclusive ad placement agency of record

(c) Failure of FORGIVEN to supply any required documents, reports or financial statements or stock or options to MFS within thirty (30) days after the same becomes due;

(d) Failure of FORGIVEN to provide timely access to records as requested by MFS under the Access to Records section of this agreement

(e) Failure of FORGIVEN to adhere to Section 11. Change in Ownership of FORGIVEN and/or Sale or Transfer of FORGIVEN Brand(s)

(f) Failure of FORGIVEN to adhere to Section 3. (B)(10) Obligation not to segregate revenues to avoid or reduce revenue payments to MFS:

(g) Failure of FORGIVEN to comply with Section 3. (B)(11) UCC1

(h) Filing by FORGIVEN of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing;

(i) Filing of an involuntary petition against FORGIVEN in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for Sixty (60) days undismissed, unbonded, or undischarged.

In the event of default, the following terms and conditions shall automatically apply without the need for any prior written or oral notice to Borrower.

FORGIVEN shall pay to MFS within thirty (30) calendar days TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS in cash ($2,800,000.00)

If not paid in full within **30** calendar days from default the remaining total unpaid balance shall be subject to interest of 1.50% per month (18% per annum) or the maximum amount allowed by law whichever is lower until paid in full. If FORGIVEN defaults FORGIVEN agrees to pay all of MFS' cost of collection, including but not limited to, all legal fees and court costs and /or collection agency costs associated with collecting said funds due.

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11. Change in Ownership of FORGIVEN and/or Sale or Transfer of FORGIVEN Brand(s):
FORGIVEN shall give MFS at least 10 calendar days prior written notice of any change in ownership of FORGIVEN to another Party/Entity and/or if FORGIVEN sells, leases, assigns of otherwise transfers in some form (in part or in whole) FORGIVEN'S Brand(s) to another Party/Entity (another Party/Entity is hereafter referred to as "NEW OWNER")

If any of the above happens then one of two things must occur: **EITHER**

(1) This agreement and its terms and conditions and obligations of FORGIVEN shall remain shall transfer to NEW OWNER and FORGIVEN is responsible for making said NEW OWNER aware of this agreement (and the obligations to MFS) before any deal is signed or any sale or transfer between FORGIVEN and NEW OWNER takes place and NEW OWNER must sign an agreement with MFS to take on full responsibility and/or co-responsibility with FORGIVEN of all FORGIVEN'S obligations to MFS under this agreement

OR

(2) All obligations FORGIVEN has to MFS under this agreement including any equity option buy out and/or revenue payment buy out provisions must be paid off in full by NEW OWNER and/or FORGIVEN within 10 calendar days or less of the occurrence

12. No Partnership/Assignment: Nothing contained in this Agreement shall be construed to constitute a partnership or joint venture between the parties, nor shall any similar relationship be deemed to exist between them. Neither party may assign any of its rights or obligations to another party unless it receives the prior written approval of the other party to this Agreement.

13. Termination: The Parties may not, following the Effective Date (the effective date defined as the date of the signing of this agreement) , terminate this Agreement.

14. Successors and Assigns: The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

15. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A faxed or electronic copy of this Agreement or signatures shall be deemed an original.

16. Headings: Any headings which may be used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

17. Costs, Expenses: Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

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18. Further Assurance: From and after the date of this Agreement, upon the request of any Party, the Parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

19. No Oral Representations: No oral or written representations have been made other than or in addition to those stated in this Agreement. The Parties are not relying on any oral statements made by any other Party, their representatives or affiliates regarding this Agreement.

20. Notices: All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received: if given by fax or email, when transmitted and the appropriate confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;
if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Party to the other Party pursuant to notice given by such Party in accordance with the provisions of this Section

21. Jurisdiction and Attorney's Fees: In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of thirty (30) days, then any party may file suit against the other(s) for breach of, or to enforce, this Agreement. Any such suit must be brought in one of three venues –it is at MFS' sole option at which venue - in either State or Federal Court: Clark County, State of Nevada; or Salt Lake County, State of Utah or Boulder County, State of Colorado. All parties consent to these exclusive jurisdictions for any such lawsuit, and shall not assert lack of personal or subject matter jurisdiction if such lawsuit is brought in either of the two exclusive jurisdictions. The prevailing party in any lawsuit shall be entitled to an award of its reasonable attorney's fees.

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22. Entire Agreement/Severability: This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any provision of this Agreement is determined by any court to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal, or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. For expediency all parties agree that a faxed signed copy of this agreement by both parties is binding. Each of the undersigned represent that they have the legal authority to bind their respective entity to this agreement. **ALL PAGES OF THIS AGREEMENT AS WELL AS EXHIBITS 1, 2, 3,4,5, 6 AND 7 HAVE BEEN READ AND ARE AGREED TO, UNDERSTOOD AND ACCEPTED WITHOUT CHANGE**

For FORGIVEN:

______________________ ____________________ _____________________ _______________

Signature **Print Name** **Title** **Date**

NOTARY PUBLIC:

Sworn to and Subscribed Before Me:

This ________Day of ____________, ________ **MY COMMISSION EXPIRES:**

(Month) (Year)

____

____

(Signature and Seal of Notary Public) (Printed Name of Notary Public)

For MFS:

______________________ ____________________ _____________________ _______________

Signature **Print Name** **Title** **Date**

NOTARY PUBLIC:

Sworn to and Subscribed Before Me:

This ________Day of ____________, ________ **MY COMMISSION EXPIRES:**

(Month) (Year)

____

____

(Signature and Seal of Notary Public) (Printed Name of Notary Public)